<r>SCHEDULE 14A
(rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy statement Pursuant to Sections 14 ( a) of the Securities Exchange Act of 1934
(Amendment No)

Check the appropriate box:

[X_] Preliminary Proxy statement                                                                       [_] Confidential, for Use of the
                                                                                                                                Commission Only (as permitted
                                                                                                                                 by Rule 14 a-6(e) (2))
[   ] Definitive Proxy statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Under Rule 14a-12

                                                                              Point West Capital Corporation
                                                     --------------------------------------------------------------------------------
                                                                         (Name of Registrant as Specified In Its Charter)

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[X]             No fee required.

[_]             Fee computed on table below per Exchange Act Rules 14a-6 (i) and 0-11.

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             filing fee is calculated and state how it was determined):

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[_]         Fee paid previously with preliminary materials.

[_]         Check box if any part of the fee is offset as provided by Exchange Act Rule
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POINT WEST CAPITAL CORPORATION
1700 Montgomery Street, Suite 250
San Francisco, CA  94111

Notice of Annual Meeting of Stockholders
and Proxy Statement

<r>April 26, 2001</r>

To the Stockholders of Point West Capital Corporation:

                    You are cordially invited to attend the annual meeting of stockholders of the Company to be held at 9:00 a.m. on April 26, 2001 at the offices of Ernst & Young LLP, 555 California Street, 17th Floor, San Francisco, California 94104 to:

<r>

  elect one director to serve until 2004 and until his successor is elected;
  to approve an amendment to our Second Amended and Restated Certificate of Incorporation, as amended (the "Amendment"), to: </r>

<r>

  effect a reverse stock split whereby we would issue one new share of common stock in exchange for not less than three nor more than four outstanding shares of common stock; and
  reduce our authorized common stock from 15 million shares to 3 million shares; and;</r>

     3.  to transact such other business as may properly come before the meeting.

                    All stockholders are urged to attend the meeting or to vote by proxy. If you do not expect to attend the Meeting in person, please sign and return the accompanying proxy in the enclosed postage prepaid envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you can do so at any time before the voting. If you do not vote your shares, it will be the same as a vote against the Amendment. If your shares are held in "street name" by your broker, your broker will vote your shares with respect to the Amendment only if you instruct your broker how to vote. Your broker should mail information to you that will explain how to give voting instructions to your broker. Please provide instructions to your broker on how to vote your shares. If you do not instruct your broker how to vote, your shares will not be voted with respect to the Amendment. This will be the same as a vote against the Amendment. See "General."

                <r> This Notice of Annual Meeting and Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors from the holders of our common stock, $0.01 par value, in connection with the meeting and all postponements or adjournments thereof. We are first mailing this notice and proxy statement, the accompanying proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 to stockholders on or about March 12, 2001.</r>

GENERAL

                 <r>Only stockholders of record at the close of business on March 5, 2001 (the record date) are entitled to notice of the meeting and to vote the shares of Common Stock held by them on the record date at the meeting or any postponements or adjournments thereof.</r>

                <r>If the accompanying proxy card is properly signed and returned to us and is not revoked, it will be voted in accordance with the instructions on the proxy card. If no instructions are given, the persons designated as proxy holders in the proxy card will vote your shares of common stock FOR the election as a director of the Company of the nominee proposed for the Board of Directors and FOR the Amendment. Because we did not receive by February 21, 2001 (the deadline determined under our advance notice by-law provision) notice of any matter intended to be raised by a stockholder at the meeting, the persons designated as proxy holders in the proxy card will vote your shares, with regard to all other matters as may properly come before the meeting, as recommended by the Board of Directors or, if no such recommendation is given, in their own discretion.</r>

                 <r>You may change your vote at any time before your proxy is voted at the meeting. If you hold your shares directly, you can do this in one of three ways: (1) You can send a written notice to the Secretary of the company stating that you would like to receive your proxy; (2) You can complete; and submit a new proxy card. (3) You can attend the meeting and request to vote in person. Your attendance at the meeting alone will not, however, revoke your proxy. If your shares are held in "street name" and you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.</r>

                    The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date will constitute a quorum. As of the record date, 3,352,624 shares of common stock were outstanding. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the meeting. Under Delaware law, properly executed proxies that are marked "abstain" or are held in "street name" by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum is present at the meeting. Abstentions will have the same effect as a vote against the proposal to which it applies. With respect to the election of a director, broker non-votes will be treated neither as a vote for nor as a vote against the nominee. With respect to the Amendment, broker non-votes will have the same effect as a vote against the proposal. Proxies and ballots will be received and tabulated by our transfer agent.

                <r>If a quorum is not present at the time the meeting is convened, or if we believe that additional time should be allowed for the solicitation of proxies or for any other reason, we may adjourn the meeting from time to time upon a vote of the stockholders present in person or by proxy at the meeting. If we propose any adjournment of the special meeting by a vote of stockholders, the persons named in the enclosed forms of proxy will vote all shares of common stock for which they have voting authority in favor of the adjournment.</r>

                    We will bear the cost of soliciting proxies in the enclosed form. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the record date. We will reimburse the cost of forwarding the proxy materials in accordance with customary practice. In addition, some of our directors, officers and other employees, not specially employed for the purpose, may solicit proxies, without additional compensation, by personal interview, mail, telephone or telefax.

                    A list of stockholders of record as of the record date will be available at our executive offices for 10 days prior to the meeting and will also be available at the meeting. Any stockholder of record may examine the list during our ordinary business hours for any purpose germane to the meeting.

ELECTION OF DIRECTORS

                    Our Board of Directors presently consists of five members, divided into three classes, with one class of directors elected each year for a three-year term. The terms of the director in Class 3 expires in 2001. John Ward Rotter, who is currently serving as a director of the company in Class 3, has been nominated by the Board of Directors for re-election to a term expiring in 2004.

                    At the meeting, stockholders will elect one director to Class 3. Proxies cannot be voted for more than one person. Under Delaware law, the nominee who receives the most votes at the meeting will be elected as director. Unless authority to do so is specifically withheld, the persons named in the accompanying proxy will vote for the election of John Ward Rotter. If, prior to the meeting, Mr. John Ward Rotter becomes unable to serve as a director for any reason, the persons named in the accompanying proxy reserve the right to substitute another person of their choice in his place. It is not anticipated that Mr. Rotter will be unable to serve as a director. See "Directors and Executive Officers" for information regarding John Ward Rotter and the other four directors whose terms of office extend beyond the meeting.

                    THE BOARD OF DIRECTORS RECCOMMENDS THAT YOU VOTE "FOR" THE ELECTION AS A DIRECTOR OF JOHN WARD ROTTER.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

                    The name, age and current position(s) of each of our directors and executive officers are as follows:

Name
Age	Positions and Offices with the Company
John Ward Rotter (1)
43	Director, Chief Executive Officer and Chief Financial Officer
Bradley N. Rotter (1)
45	Director and Chairman of the Board of Directors
Alan B. Perper
42	Director and President
Stephen T. Bow
69	Director
Conrad W. Hewitt
64	Director

(1) John Ward Rotter and Bradley N. Rotter are brothers.

                    John Ward Rotter has served as a director and executive officer since our formation in September 1992. He has served as Chief Executive Officer since January 2001 and as Chief Financial Officer since September 1995. He also served as Executive Vice President from 1994 to January 2001. Mr. Rotter is also a member of The Echelon Group of Companies, LLC ("Echelon"), a Delaware limited liability company, which provides investment and financial services. See "Certain Relationships and Related Transactions."

                    Bradley N. Rotter has served as a director and as Chairman of the Board of Directors since our formation. Mr. Rotter is also the managing member of Echelon. Mr. Rotter is also a member of the Board of Directors of Homeseekers.com, Inc.

                    Alan B. Perper has served as a director and as President since our formation. Mr. Perper is a member of Echelon.

                    Stephen T. Bow has served as a director since March 1996. He has been the owner and president of Steve Bow & Associates, Inc., a business consulting firm, since January 1, 1997. He served as Chairman and Chief Executive Officer of Anthem Life Insurance Companies from October 1994 to December 1996 (served as President and Chief Executive Officer of Anthem Life Insurance Co. from June 1993 to October 1994) and Community National Assurance Company from October 1994 to December 1996. He also served as Executive Vice President and a director of Associated Insurance Companies, Inc. (re-named Anthem, Inc.) (from June 1993 to December 1996) and Chairman of Acordia of San Francisco, a subsidiary of Acordia, Inc., an insurance broker (from October 1993 to August 1996). From 1993 to June 1994, Mr. Bow served as Chairman of the Board and Chief Executive Officer of Southeastern Mutual, Inc. and Southeastern United Corporation, each of which is a health insurance company.

                    Conrad W. Hewitt has served as a director since December 2000. Mr. Hewitt is currently retired. From 1996 to his retirement in 1998, he served as the commissioner of the Department of Financial Institutions for the State of California. From 1995 to 1996, he served as the superintendent of the Banking Department of the State of California. From 1962 to 1995, Mr. Hewitt was with Ernst & Ernst (now Ernst & Young LLP), a public accounting firm. His positions with that firm included managing partner of the San Francisco Bay Area offices from 1989 until 1995 and managing partner of the northern California offices from 1986 until 1989. Mr. Hewitt is also a director of North Bay Bancorp. Mr. Hewitt replaced Dr. Paul Volberding as director upon Dr. Volberding’s resignation in December 2000.

                    The Board of Directors elects executive officers annually. Officers serve at the discretion of the Board of Directors.

Board of Directors

Classification of Board

                    Our Board of Directors, which presently consists of five members, is divided into three classes (designated Class 1, Class 2 and Class 3) as nearly equal in number as possible. Currently, Class 1 consists of Bradley N. Rotter and Stephen T. Bow, Class 2 consists of Alan B. Perper and Conrad W. Hewitt and Class 3 consists of John Ward Rotter. Directors in Class 1 serve until our annual stockholders' meeting to be held in 2002. Directors in Class 2 serve until our annual stockholders' meeting to be held in 2003. Directors in Class 3 serve until the meeting in 2001. At each annual stockholders’ meeting, directors nominated to the class of directors whose term is expiring at that annual meeting are elected for a term of three years, and the remaining directors continue in office until their respective terms expire. Accordingly, approximately one-third of the Company’s directors is elected at each annual stockholders’ meeting and generally a director will stand for election only once every three years.

Committees

                    The Board of Directors has an Audit Committee, currently comprised of Stephen T. Bow, John Ward Rotter and Conrad W. Hewitt. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of our independent public accountants, discuss and review the scope and the fees of the prospective annual audit, review the results of the annual audit with our independent public accountants, review compliance with our major accounting and financial policies, review the adequacy of our financial organization, review management’s procedures and policies relative to the adequacy of our internal accounting controls and compliance with federal and state laws relating to accounting practices, and review and approve (with the concurrence of a majority of the disinterested directors, if any) any transactions with affiliated parties.

                    The Board of Directors also has a Compensation Committee, currently comprised of Stephen T. Bow and Conrad W. Hewitt. The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all officers, review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto, and administer our Amended and Restated 1995 Stock Option Plan, as amended ("1995 Option Plan").

                    The Board of Directors does not have a nominating committee.

                    Meetings

                    During 2000, six meetings of the Board of Directors were held, five meetings of the Audit Committee were held and seven meetings of the Compensation Committee were held. During 2000, all directors attended at least 75% of the number of meetings of the Board of Directors and the committees of which they were members during their tenure as such.

AUDIT COMMITTEE REPORT

                    The Board of Directors adopted a written Audit Committee Charter, a copy of which is included as Appendix A to this proxy statement. Mr. Bow and Mr. Hewitt, two of the three members of the Audit Committee, are independent as defined in Rule 4200(a)(14) of The Nasdaq Stock Market's listing standards. Mr. John Ward Rotter, the third member of the Audit Committee and one of the company’s executive officers, is not "independent" as defined under those listing standards because, among other things, he is an executive officer and employee of the company. The composition of the Audit Committee complies with the listing standards in effect prior to the adoption of amended audit committee rules for The Nasdaq Stock Market by The National Association of Securities Dealers, Inc. in December 1999. Because the common stock was listed on The Nasdaq Stock Market at the time of adoption of the amended audit committee rules, the company has until June 2001 to bring the composition of the Audit Committee into compliance with the amended rules. The company currently intends to file as a "small business issuer" under Regulation S-B beginning with its Form 10-QSB for the first quarter of 2001. If the company begins filing as a "small business issuer," then it will be required, for purposes of listing on The Nasdaq Stock Market, to maintain an audit committee, the majority of the members of which are "independent." The Audit Committee currently complies with this requirement. If the Company does not begin filing as a "small business issuer" then it intends that, prior to June 2001, a new independent director (as yet unidentified) will be appointed to the Board of Directors and will replace Mr. Rotter as a member of the Audit Committee.

                    The Audit Committee has reviewed and discussed with the company’s management and Ernst & Young LLP, the company’s independent auditors, the company’s audited financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

                     The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees"), and has discussed with Ernst & Young LLP its independence. The Audit Committee has also considered whether the provision of non-audit services to the company by Ernst & Young LLP is compatible with maintaining its independence.

                    Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the U.S. Securities and Exchange Commission.

Conrad Hewitt             Audit Committee Chairman
Stephen T. Bow          Audit Committee Member
John Ward Rotter       Audit Committee Member

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                    Based upon a review of Forms 4 and 5 furnished to us by our directors and executive officers and by persons known to us to beneficially own 10% or more of our outstanding common stock and written representations from some executive officers and directors that no Form 5 is required, we note that all such persons timely filed reports required to be filed under Section 16 with respect to 2000.

EXECUTIVE COMPENSATION

Compensation of Directors

                    We pay each non-employee director an annual retainer of $15,000 and a fee of $750 for each board or committee meeting attended. All directors are reimbursed for expenses incurred to attend meetings of the Board of Directors or its committees.

                    In addition, the Stock Option Plan for Non-Employee Directors (the "Director Plan") provides for the automatic grant of options to non-employee directors. Any person who becomes a non-employee director automatically receives, at the time of election or appointment as director, a non-qualified option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value on the date of becoming a director. These options vest 34%, 33% and 33% at the first, second and third annual stockholders’ meeting, respectively, following the date of grant if the non-employee director serves as such through that meeting. The Director Plan also provides that at each annual stockholders’ meeting, each non-employee director elected at or continuing his term after that meeting receives automatically a non-qualified option to purchase 5,000 shares of common stock at an exercise price equal to the fair market value on the date of the stockholders’ meeting. These options vest 100% after the non-employee director has served as such until the next annual stockholders’ meeting. All options vest immediately (to the extent they would have vested at the next annual stockholders’ meeting) upon a Change of Control (as defined in the Director Plan). Each option expires after ten years or earlier upon certain events.

During 2000, each of Mr. Bow and Dr. Volberding received, on the date of the 2000 annual stockholders’ meeting, an option under the Director Plan to purchase 5,000 shares of Common Stock with a per share exercise price of $4.50. Also during 2000, Mr. Hewitt received, on December 1, 2001 (the date of his appointment to the Board), an option under the Director Plan to purchase 10,000 shares of Common Stock at an exercise price of $0.96875 per share.

                    In addition, the 1995 Option Plan permits discretionary grants of stock options to non-employee directors. No options under the 1995 Option Plan were granted to the Company’s non-employee directors during 2000.

Summary Compensation Table

                    The table below provides information relating to compensation for the years ended December 31, 2000, 1999 and 1998, for each of our executive officers. The amounts shown below reflect all compensation earned with respect to the respective year by the executive officers.
Annual Compensation	Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARs (#)	All Other Compensation ($)(1)

Bradley N. Rotter	2000	250,000	35,000	75,000	27,414
Chairman of the Board	1999	175,000	87,500	50,000	26,165
	1998	175,000	17,500	10,000	18,228

Alan B. Perper	2000	250,000	35,000	75,000	27,414
President	1999	175,000	87,500	50,000	26,165
	1998	175,000	17,500	10,000	18,228

John Ward Rotter	2000	250,000	35,000	75,000	27,414
Executive Vice President (2)	1999	175,000	87,500	50,000	26,165
	1998	175,000	17,500	10,000	18,228

_______________

(1)      Represents contributions to our profit sharing plan related to compensation earned during the indicated year.
(2)      Effective January 11, 2001, Mr. John Ward Rotter was appointed Chief Executive Officer.

Options

                    The 1995 Option Plan authorizes the granting of options to purchase shares of common stock to employees (including officers), consultants and non-employee directors of the company and its subsidiaries. Subject to limitations set forth in the 1995 Option Plan, the Compensation Committee is authorized to grant options with terms, including price, vesting, termination and other, that they deem appropriate.

The following tables provide information relating to stock options granted to our executive officers during 2000 under the 1995 Option Plan and options held by our executive officers at the end of 2000. None of our executive officers exercised a stock option during 2000. No SARs have been granted to our executive officers.

Option/SAR Grants in Last Fiscal Year

Individual Grants (1) Potential

	Number of Securities Underlying Options/ SARs	Percent of Total Options/SARs Granted to Employees in	Exercise or Base	Expiration	Potential Realizable Value at Assumed Rates of Stock Price Appreciation For Option Term (3)
Name	Granted	Fiscal Year	Price (2)	Date	5% 10%

Bradley N. Rotter	75,000	19.9%	$2.13125	11/7/05	$44,162 $97,586

Alan B. Perper	75,000	19.9%	$2.13125	11/7/05	$44,162 $97,586

John Ward Rotter	75,000	19.9%	$2.13125	11/7/05	$44,162 $97,586

         ____________

(1)	Options are incentive stock options. Options vest with respect to 25% of the shares covered thereby on each of the first through fourth anniversaries of the date of grant. Options will vest in full upon a Change of Control (as defined in the agreements evidencing the options).
(2)	Represents 110% of the fair market value on the date of grant.
(3)	Based on a five-year option term and annual compounding, the 5% and 10% calculations are set forth in compliance with Securities and Exchange Commission rules. The appreciation calculations are not necessarily indicative of future values of stock options or of our common stock.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal-Year End Option/SAR Values
Name	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-MoneyOptions/SARs at Fiscal Year-End ($) Exercisable/Unexercisable (1)

Bradley N. Rotter	23,500 / 121,500	$0 / $0

Alan B. Perper	23,500 / 121,500	$0 / $0

John Ward Rotter	23,500 / 121,500	$0 / $0

_______________

(1)	Value is calculated by multiplying the number of shares of common stock underlying the stock option by the difference between the closing price of a share of our common stock on December 31, 2000 as reported by The Nasdaq Stock Market ($0.625) and the exercise price of the stock option. As of December 31, 2000, the exercise price of all stock options held by our executive officers exceeded that closing price.

Profit-Sharing Plan

                    We maintain a profit sharing plan for our employees. Each employee who has been employed for at least one year becomes a participant in the plan. The plan provides for discretionary annual contributions by the company for the account of each participant. In any year in which the plan is "top-heavy" within the meaning of the Internal Revenue Code, the plan requires, consistent with the tax code, that a minimum contribution be made for non-key employees. The contribution is allocated among participants based on their compensation under an allocation formula integrated with Social Security. Participants vest 20% in their plan accounts after two years of service and an additional 20% after each of the next four years of service. Upon termination following permanent disability or on retirement at age 65, all amounts credited to a participant’s account are distributed, in a lump sum payment or in installments, as directed by the participant. Upon death, all amounts credited to a participant’s account become fully vested and are distributed to the participant’s surviving spouse or designated beneficiary.

Compensation Committee Interlocks and Insider Participation

                    From January 1, 2000 to November 30, 2000, the Compensation Committee was comprised of Mr. Bow and Dr. Volberding. From December 1, 2000 to December 31, 2000, the Compensation Committee was comprised of Mr. Bow and Mr. Hewitt.

Report of the Compensation Committee on Executive Compensation

                    The Compensation Committee of the Board of Directors is comprised of two non-employee directors. This Committee’s responsibilities include approving compensation for all officers, reviewing and recommending to the Board of Directors the terms and conditions of all employee benefit plans and changes thereto and administering the 1995 Option Plan.

                    The Compensation Committee’s goals are to assure that executive compensation is linked to the company’s business strategies, goals and performance, and that the company’s programs attract, retain and motivate the high quality executives required for the success of our business. These objectives are achieved through the programs summarized below.

                    All three of the company’s executive officers received essentially the same compensation during 2000 because the Compensation Committee determined that the officers contributed different, but equally valuable, services to the company.

Base Salary

                    In late 1999, the Compensation Committee raised the salary of each executive officer for 2000 to $250,000. This decision was based primarily on the company's profitability for 1999 and the Compensation Committee's determination that executive officer salaries for 1999 were considerably below market. At that time, the Compensation Committee intended to continue to gradually raise salaries for the executive officers in future years.

                    However, as described in our Form 10-K, the company encountered a number of difficulties during 2000. Among other difficulties, non-performing loans made by one of the company’s consolidated entities adversely affected its ability to continue to lend funds to its targeted borrowers. In addition, the recent uncertainty and volatility in the stock market adversely affected the operations of another of the company’s consolidated entities. In light of these developments and the uncertainties that the company faces, the Board of Directors directed that costs be reduced significantly beginning in December 2000. Consistent with this cost-cutting philosophy, the Compensation Committee reduced the annual salaries of the executive officers to $108,500, effective January 11, 2001. The Compensation Committee will reevaluate the salaries of the executive officers if the financial condition of the company changes.

Annual Bonuses

                    The executive officers have an opportunity to earn annual bonuses based on financial and non-financial goals. There are no set preferences for any financial or non-financial performance measure, and the Compensation Committee’s decision regarding the bonus is ultimately subjective. There is no requirement for an annual bonus. The Compensation Committee awarded each of the executive officers an annual bonus payout with respect to 2000 equal to 14% of their annual salary for 2000. The significant factors in the decision for the 2000 bonus were the efforts expended by the executive officers on the company’s behalf during 2000 and the Compensation Committee’s determination that the salaries of the executive officers continue to be considerably below market.

Stock Options

                <r>The Compensation Committee has the authority to grant stock options to the executive officers under the 1995 Option Plan and to determine the terms of those options. The Compensation Committee believes that stock options can serve to focus the executive officers on long-term objectives, including maximization of stockholder value. The Compensation Committee’s decision regarding stock option grants is ultimately subjective. There is no requirement for stock option grants. During 2000, the Compensation Committee granted each of the executive officers a stock option for 75,000 shares of common stock, which will vest over a four-year period and terminate after five years. The exercise price of the options is equal to 110% of the fair market value on the date of grant. The options were granted with an exercise price above fair market value because Bradley N. Rotter owns over 10% of the outstanding common stock. See "Security Ownership of Certain Beneficial Owners and Management." The Internal Revenue Code requires incentive stock options granted to 10% owners to have an exercise price equal to at least 110% of fair market value on the date of grant and a termination date no later than five years after the date of grant. Although the other executive officers could have received options with lower exercise prices and longer terms, the Committee determined that it was more appropriate to retain the equality of compensation among the executive officers. Therefore, the other two executive officers received incentive stock options with terms identical to the stock option granted to Bradley N. Rotter. The significant factors in the decision for the number of shares covered by the stock option grants were the efforts expended by the executive officers on the company’s behalf during 2000 and the recognition that the salaries and bonuses of the executive officers continue to be considerably below market.</r>

Profit Sharing Plan

                    The company’s profit sharing plan also provides long-term incentive for the executive officers and other employees. The Compensation Committee decides the company’s overall annual contribution percentage for all plan participants. In 2000, the Compensation Committee authorized a contribution of 15% of the eligible compensation base. The contribution is allocated among participants based on their compensation under an allocation formula integrated with Social Security. See "— Profit-Sharing Plan."

Limitations on Deductibility

                    Section 162(m) of the Internal Revenue Code places a $1 million limit on the deductibility of compensation paid to certain executive officers in any taxable year. Given current compensation levels, the Compensation Committee believes that the limits imposed by Section 162(m) pose minimal risk to the company. However, in 2000, the Board of Directors adopted, and the stockholders at the 2000 annual stockholders' meeting approved, amendments to the 1995 Option Plan. Certain of these amendments were intended to provide that compensation resulting from stock options granted after the date of stockholder approval of the amendments would be exempt from the $1 million limit. The Compensation Committee will continue to evaluate the risk posed by Section 162(m).

The Compensation Committee

Stephen T. Bow
Conrad W. Hewitt (during December 2000)

Performance Graph

                    The following graph compares the yearly change in cumulative return on our common stock for the period commencing on February 14, 1996 (the date of the our initial public offering) and ending on December 31, 2000 with that of the Nasdaq Financial Stock Index and the Nasdaq Stock Market Index. The comparison assumes $100 was invested on February 14, 1996 in our common stock and in each of the foregoing indices and that dividends were reinvested.

Measurement Period              Point West                              Nasdaq Financial                              Nasdaq Stock
(Fiscal Year Covered)         Capital Corporation                      Stock Index                                   Market Index

For period ending 2/14/96         $100                                               $100                                          $100
For period ending 12/31/96         $20                                               $126                                          $100
For period ending 12/31/97         $29                                               $192                                          $146
For period ending 12/31/98         $42                                               $187                                          $206
For period ending 12/31/99         $76                                               $186                                          $383
For period ending 12/31/00           $5                                               $203                                         $230

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                 <r>The following table sets forth, as of March 5, 2001 (the record date), information with respect to the beneficial ownership of our common stock by: (a) each person owning of record or known by us to own beneficially more than five percent of our outstanding shares of common stock; (b) each director; (c) each executive officer and (d) all of executive officers and directors as a group. All beneficial ownership information has been furnished by the director, executive officer or stockholder, as the case may be, or has been derived from documents filed with the Securities and Exchange Commission. See "Directors and Executive Officers" and "Certain Relationships and Related Transactions."</r>

Name	Number of Shares (1)	Percent of Shares (1)
Bradley N. Rotter (2) ..........................................….…	758,403	22.46
John Ward Rotter (2) (3) .....................................…..…	282,797	8.31
Alan B. Perper (2) (4) .........................................…..…	271,538	8.04
Perper/Raiche Revocable Trust (5)........... .........….….	248,038	7.40
Janet G. Raiche (4) (5)........................................……...	248,038	7.40
Stephen T. Bow (6) ............................................……..	35,500	1.05
Conrad W. Hewitt (7) ..............……….........................	3,400	*
<r>All directors and executive officers as a group (5 individuals) (8)</r>	1,351,638	38.75

___________________

* Less than 1%

(1)	Beneficial ownership was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.
(2)<r>	Includes 23,500 shares subject to stock options granted to each of Bradley N. Rotter, Alan B. Perper and John Ward Rotter and exercisable within 60 days of March 5, 2000. The address for Bradley N. Rotter, John Ward Rotter and Alan B. Perper is 1700 Montgomery Street, Suite 250, San Francisco, California 94111. </r>
(3)<r>	Includes 20,250 shares of common stock subject to stock options granted to Mr. Rotter’s wife and exercisable within 60 days of March 5, 2000. Mr. Rotter disclaims beneficial ownership of these shares.</r>
(4)	Includes 248,038 shares held by the Perper/Raiche Revocable Trust (the "Perper/Raiche Trust"). Alan B. Perper and Janet G. Raiche, as trustees of the Perper/Raiche Trust, may be deemed to be the beneficial owners of the shares of common stock held of record by the Perper/Raiche Trust, but each of them disclaims beneficial ownership of such shares, except to the extent of their respective beneficial interests under the Perper/Raiche Trust. Mr. Perper also holds stock options. See note (2) above.
(5)	The address for the Perper/Raiche Trust and Janet G. Raiche is 17 Reed Ranch Road, Tiburon, California 94920.
(6)<r>	Includes 35,000 shares issuable within 60 days of March 5, 2000 pursuant to the exercise of stock options granted under the Director Plan.</r>
(7)<r>	Includes 3,400 shares issuable within 60 days of March 5, 2000 pursuant to the exercise of stock options granted under the Director Plan. </r>
(8)	See footnotes (2),(3),(4),(6)and(7)above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Allocation and Accrual of Expenses

                    Echelon, which is controlled by Bradley N. Rotter, John Ward Rotter and Alan B. Perper, previously shared office space and other expenses with us. In February 1996, we executed an agreement with Echelon, which governed the allocation of shared expenses. The agreement was amended effective January 1, 1999. The agreement terminated effective December 31, 2000. The agreement provided that, so long as Echelon used a portion of the space leased by us in San Francisco, Echelon would pay an amount equal to 20% of the amount of rent and required liability insurance premiums paid by us in connection with that space. The agreement also acknowledged that we employed individuals who regularly performed functions on behalf of both us and Echelon. Pursuant to the agreement, Echelon (1) paid directly to (or on behalf of) each shared employee a designated percentage of the shared employee's salary and any contributions to defined benefit plans, and (2) reimbursed us a specified percentage of our costs of all other benefits paid to (or on behalf of) the shared employee. The percentage was determined by reference to the percentage of time the shared employee devoted to each entity. Under the agreement, each party was responsible for providing, at its sole cost and expense, all supplies it would need. During 2000, pursuant to this agreement, Echelon paid directly or reimbursed us for rent and insurance in the amount of $44,567 and for compensation for shared employees in the amount of $91,780.

Indemnification

                    On December 19, 1996, a complaint was filed in the United States District Court, Northern District of California (Docket No. C96-4558) against Dignity Partners, Inc. (now Point West Capital Corporation) and each of its directors and on February 13, 1997, a complaint was filed in the Superior Court of California, City and County of San Francisco (Docket No. 984643) against Dignity Partners, Inc., and each of its executive officers and Echelon. In 1999, a settlement in principle was reached and on February 25, 2000 the District Court approved a settlement agreement. Under the settlement agreement, all claims against all defendants were dismissed and $3.15 million was paid to the plaintiffs. Our insurer paid 70% of the settlement amount in accordance with our directors and officers insurance policy.

                    In accordance with our Second Amended and Restated Certificate of Incorporation and Delaware law, we paid expenses (including attorneys' fees) incurred by each executive officer and director in defending these cases in advance of the final disposition of these cases on the condition that each of these individuals will repay the amounts advanced if it is ultimately determined that they are not entitled to be indemnified by us.

<r>PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
TO EFFECT REVERSE STOCK SPLIT AND REDUCE AUTHORIZED COMMON STOCK</r>

General

                 <r>In March, 2001 the Board of Directors approved, and recommended that our stockholders approve, an amendment to the company's Second Amended and Restated Certificate of Incorporation, as amended (the "Amendment"), to:

  effect a reverse split (the "Reverse Split"), whereby we would issue one new share of common stock in exchange for not less than three nor more than four outstanding shares of common stock; and
  reduce our authorized common stock from 15 million shares to 3 million shares (the "Capital Reduction").

                    The exact exchange ratio for the Reverse Split will be determined by the Board of Directors. If approved, the Amendment would be effective on the date that a Certificate of Amendment reflecting the Amendment is filed with the Secretary of State of the State of Delaware, or any later date as is specified in the Certificate of Amendment (the "Effective Date").</r>

               <r>The Board of Directors has reserved the right to abandon the Amendment even if it is approved by the stockholders. Any decision to abandon the Amendment would be based on the Board's consideration of one or more factors more fully discussed below.</r>

Vote Required

                    The Amendment requires the affirmative vote of holders of a majority of the shares of our common stock outstanding at the close of business on the record date for the meeting. Abstentions and broker non-votes will have the same effect as a vote against the Amendment.

Purpose of the Proposed Reverse Split

                    Our common stock is currently listed on The Nasdaq Stock Market's National Market System ("Nasdaq NMS"). In order for our common stock to continue to be listed on the Nasdaq NMS, we must satisfy various continued listing requirements established by The Nasdaq Stock Market ("Nasdaq"). Among other things, persons other than our officers and directors must hold at least 750,000 shares of common stock with an aggregate market value of at least $5.0 million, at least 400 persons must each own at least 100 shares of common stock and the common stock must have a minimum bid price of at least $1.00 per share.

                <r> In November 2000, we received a Staff Determination letter from Nasdaq advising us that our common stock had failed to maintain a minimum market value of public float of $5.0 million over the 30 consecutive trading days preceding the date of the November letter. The November letter stated that if we were unable to demonstrate compliance with this requirement for a minimum of 10 consecutive trading days during the 90 days ending February 12, 2001, our common stock would be delisted at the opening of business on February 14, 2001 unless we requested a hearing to appeal the Nasdaq Staff Determination. The Company has not regained compliance with this requirement. On February 8, 2001, the Company requested a hearing to appeal the Nasdaq Staff Determination. The delisting of our common stock from Nasdaq NMS has been suspended until March 29, 2001, the date on which the requested hearing will occur. At February 28, 2001, the market value of the Company's public float was approximately $1.9 million.</r>

                <r> In January 2001, we received a Nasdaq Staff Determination Letter advising us that our common stock had failed to maintain a $1.00 minimum bid price over the 30 consecutive trading days preceding the date of the January letter. Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter regain compliance for a minimum of 10 consecutive trading days during the 90 days following notification by Nasdaq, Nasdaq may delist the common stock from trading on Nasdaq. The common stock has traded below $1.00 per share since December 7, 2000. </r>

                <r>To avoid complete delisting from Nasdaq, the Board of Directors is considering applying for our common stock's transfer to The Nasdaq Stock Market's SmallCap Market ("Nasdaq SmallCap"). The requirements for listing the common stock on the Nasdaq SmallCap include a public float of at least 500,000 shares with an aggregate market value of at least $1.0 million and a minimum bid price of $1.00 per share of common stock. We currently do not meet the listing requirements of the Nasdaq SmallCap. The Board of Directors expects that the Reverse Split will achieve, at least initially, compliance with the $1.0 minimum bid price requirement of the Nasdaq SmallCap. Although the Reverse Split was not effective by February 12, 2001 and the per share bid price of the Common Stock had not increased by that date as a result, we are hopeful that Nasdaq will give us additional time beyond March 29, 2001 to effect the Reverse Split and to file an application to transfer our common stock to the Nasdaq SmallCap.</r>

                    If effected, the Reverse Split will reduce the number of shares of our common stock issued and outstanding. The Board of Directors expects that this reduction will result initially in an increase in the bid price of our common stock to a level above the current bid price and to above $1.00 per share. However, because there are numerous factors and contingencies that could affect the bid price of our common stock, we cannot assure you that an increase in the bid price will occur, or if it occurs, that the bid price will be over $1.00 per share for any sustained period.

                    If a delisting were to occur from Nasdaq, the common stock might trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. These alternatives are generally considered to be less efficient markets and not as broad a market as Nasdaq. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. In addition, if our common stock were delisted and the trading price of the common stock continued to be less than $5.00 per share, trading in the common stock would be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving "penny stock." The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our common stock.

                    On the other hand, if effected, the Reverse Split may result in some stockholders owning "odd-lots" of less than 100 shares of our common stock, particularly as the ratio for the Reverse Split increases. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares. In addition, the Reverse Split will make it more difficult for us to meet other requirements for continued listing on Nasdaq relating to the minimum number of shares of our common stock that must be in the public float and the minimum number of round lot holders of our common stock.

                    We cannot predict the effect of the Reverse Split upon the market price for our common stock, and the history of similar stock split combinations for companies in like circumstances is varied. The market price per share of our common stock after the Reverse Split may not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Split. The market price per share of our common stock after the Reverse Split may not exceed or remain in excess of the $1.00 minimum bid price required by Nasdaq for listing on the Nasdaq SmallCap, and our common stock may not continue to otherwise meet the requirements of Nasdaq for continued listing on the Nasdaq SmallCap, including the minimum public float requirement of $1.0 million. The market price of our common stock is likely to be affected by our financial performance and other factors, some of which may be unrelated to the number of outstanding shares.

<r>Purpose of the Proposed Capital Reduction

                    In December 2000, the Board of Directors directed that costs be reduced significantly. We currently pay Delaware franchise taxes and fees on our authorized common stock, even though a substantial portion of the authorized common stock is not outstanding. The Board of Directors concluded that it was advisable to reduce the authorized common stock to also reduce these taxes and fees.These fees are a funtion of the book value of our assets, our authorized capital stock and our outstanding shares.  We estimate that the reduction in our authorized common stock from 15 million shares to 3 million shares will result in an annual cost savings of approximately $16,000 to $36,000. These cost savings will be prorated based on the timing of the filing of the Certificate of Amendment.

Effect of Stockholder Approval of the Amendment

                    If the Amendment is approved by the requisite vote of our stockholders at the meeting, the Board of Directors, in its discretion, will determine whether to effect or abandon the Amendment. When evaluating whether to effect or abandon the Amendment, the Board of Directors may consider a variety of factors, including:

  prevailing market conditions;

  overall trends in the stock market;

  recent changes in the per share price of our common stock;

  the likely effect of the Reverse Split on the market price of our common stock and on our compliance with the Nasdaq SmallCap listing standards;

  marketability and liquidity of our common stock;

  developments with respect to our businesses;

  our actual and projected financial performance and condition;

  circumstances and events that might affect our estimate of cost savings resulting from the Capital Reduction;

  the need for cost savings; and

  other relevant market factors as the Board of Directors deems advisable.</r>

                <r>If the Board of Directors decides to effect the Amendment Split, it will determine the effective date and the appropriate number of outstanding shares of common stock (the "Reverse Split Number") to be exchanged for a single new share of common stock in the Reverse Split. The Reverse Split Number will be not less than three nor more than four. The actual Reverse Split Number will be determined by the Board of Directors after consideration of factors similar to those listed above.</r>

Effect of Amendment on Outstanding Shares of Common Stock

                 <r>If the Board of Directors decides to effect the Amendment, upon the Effective Date, each fixed number of shares of our common stock issued and outstanding ("Old Common Stock") equal to the Reverse Split Number will be combined, reclassified and changed into one fully paid and non-assessable share of our common stock ("New Common Stock"). Each holder of record of a certificate representing shares of Old Common Stock will be entitled to receive, upon surrender of that certificate, a certificate representing the number of whole shares of New Common Stock to which the holder is entitled pursuant to the Reverse Split. For example, if the Reverse Split Number determined by the Board is three and a stockholder owned 300 shares of our Old Common Stock on the Effective Date, upon surrender of the certificate for 300 shares, we would mail to the stockholder a share certificate for 100 shares of our New Common Stock. Any certificates for shares of our Old Common Stock not so surrendered will be deemed to represent one share of our New Common Stock for each fixed number of shares equal to the Reverse Split Number of our Old Common Stock previously represented by that certificate. No fractional shares of common stock or scrip representing fractional shares will be issued as a result of the Reverse Split. See "Fractional Shares" below. </r>

                    Although the number of each stockholder's shares of common stock will be reduced as a result of the Reverse Split, the stockholder's voting rights and pro rata equity interest in the company and its shares of outstanding common stock will not be reduced, except for possible immaterial changes due to our purchase of fractional shares as described below. Management does not believe, nor does it intend, that the Reverse Split will result in a significant number of stockholders being cashed out by virtue of holding less than one share of our New Common Stock after the Reverse Split.

                <r>If the Board of Directors decides to effect the Amendment, the Amendment will not affect the par value of the common stock. However, an amount equal to the difference between the aggregate par value of the Old Common Stock and its aggregate par value of the New Common Stock will be transferred for accounting purposes from the common stock account to the Company's additional paid-in capital account.</r>

Fractional Shares

                 <r>If the Board of Directors decides to effect the Amendment, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Old Common Stock that is not evenly divisible by the Reverse Split Number will be entitled, upon surrender of certificates representing those shares of Old Common Stock, to a cash payment in lieu of the fractional shares at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of New Common Stock on the Effective Date as reported on Nasdaq. The ownership of a fractional interest will not give the holder any voting, dividend or other rights, except to receive payment as described.</r>

<r>Effect of Amendment on Treasury Shares

                    If the Board of Directors decides to effect the Amendment, the number of our shares of common stock held in treasury will be divided by the Reverse Split Number. An amount equal to the difference between the aggregate par value of the Old Common Stock held in treasury and its aggregate par value of the New Common Stock held in treasury will be transferred for accounting purposes from the common stock account to the additional paid in capital account.

Effect of Amendment on Authorized Capital Stock

                    We are currently authorized to issue 15 million shares of common stock. If the Board of Directors decides to effect the Amendment, the number of our authorized shares of common stock will be reduced to 3 million shares. As of the record date, 3,352,624 shares of common stock were outstanding and 1,038,500 shares were held in treasury. In addition, as of the same date, 1,420,700 shares were reserved for issuance under the company's option plans and upon the exercise of warrants. The Amendment would reduce these share numbers. For example, if the Reverse Split Number determined by the Board is three, upon the Effective Date, there would be approximately 1.1 million shares of outstanding common stock, 346,000 shares of common stock held in treasury and 474,000 shares of common stock reserved for issuance under the company's option plans and upon the exercise of warrants. See "Effect of Amendment on Option Plans and Outstanding Options and Warrants" below.

                    We are also currently authorized to issue 2 million shares of preferred stock. There are no shares of preferred stock outstanding. The preferred stock is issuable from time to time, in one or more series, by the Board of Directors with terms as the Board deems advisable. The Amendment will not affect the number, nature or par value of our authorized preferred stock.

Effect of Amendment on Option Plans and Outstanding Options and Warrants

                    Each of our stock option plans provides for permissive equitable adjustments on account of a reverse stock split to both the aggregate number of shares of common stock available for issuance under the plan and the terms of outstanding stock options granted under the plan. Each of these plans is administered either by the Company's Board of Directors or its Compensation Committee. If the Board of Directors decides to effect the Amendment, the Board of Directors and the Compensation Committee intend to make these equitable adjustments on account of the Reverse Split. As a result, the number of shares of common stock authorized for issuance under each stock option plan would be divided by the Reverse Split Number. In addition, the number of shares of common stock subject to each outstanding stock option would be divided by the Reverse Split Number and the per share exercise price under each option would be multiplied by the Reverse Split Number. For example, if the Reverse Split Number determined by the Board is three and an employee holds an option for 30,000 shares of Common Stock with a per share exercise price of $5.00, on the Effective Date the option would be adjusted so that it would thereafter constitute an option for 10,000 shares with a per share exercise price of $15.00. </r>

                    Each of the Company's outstanding warrants provides for automatic adjustments on account of a reverse stock split. Under the terms of the warrants, the number of shares of Common Stock subject to each warrant will be divided by the Reverse Split Number and the exercise price of each warrant will be multiplied by the Reverse Split Number.

<r>Procedure for Implementing the Amendment, Including the Reverse Split

                    If the Amendment is approved by the requisite vote of stockholders at the meeting, the Board of Directors, in its discretion, will determine as soon as possible whether to effect or abandon the Amendment. If the Board of Directors decides to effect the Amendment, it will determine the Reverse Split Number and the Effective Date. Based on recent minimum bid prices of our common stock and estimated cost savings resulting from the capital reduction, we intend to effect the Amendment as soon as practicable after receiving the requisite stockholder approval. See "Effect of Amendment on Outstanding Shares of Common Stock (Reverse Split)" above.

                    We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates pursuant to the Reverse Split. Shortly after the Effective Date, each holder of an outstanding certificate previously representing shares of Old Common Stock will receive from the exchange agent instructions for the surrender of that certificate to the exchange agent. No new certificates or cash in lieu of fractional shares will be issued to a stockholder until the stockholder has surrendered to the exchange agent the stockholder's outstanding certificates together with a properly completed and executed letter of transmittal. We will pay all expenses of the exchange of stock certificates.

Stockholders should not destroy any stock certificate and should not submit any certificate until requested to do so by us or the exchange agent.</r>

No Appraisal Rights

                    Under Delaware law, stockholders are not entitled to appraisal rights with respect to the proposed Amendment.

Federal Income Tax Consequences

                    The following discussion generally describes the material federal income tax consequences of the proposed Reverse Split to our stockholders and to us. The following does not address any foreign state, local tax or alternative minimum income or other federal tax consequence of the proposed Reverse Split. The actual consequences for each stockholder will be governed by the specific facts and circumstances pertaining to that stockholder's acquisition and ownership of the common stock. Thus, we make no representations concerning the tax consequences for any particular stockholder. We recommend that each stockholder consult with his own tax advisor concerning the tax consequences of the Reverse Split, including federal, state and local, or other income tax.

                    We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split. However, we believe that because the Reverse Split is not part of a plan to periodically increase a stockholder's proportionate interest in our assets or earnings and profits, the proposed Reverse Split will have the following income tax effects:

  A stockholder will not recognize taxable gain or loss as a result of the Reverse Split, except to the extent a stockholder receives cash in lieu of fractional shares. Cash payments in lieu of a fractional share of New Common Stock should be treated as if the fractional share were issued to the stockholder and then redeemed by us for cash. Generally, a stockholder receiving a cash payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. The gain or loss generally will be capital gain or loss.

  In the aggregate, the stockholder's basis in New Common Stock will equal his basis in the shares of Old Common Stock exchanged for the New Common Stock (but not including the basis allocated to a fractional share for which the stockholder is entitled to receive cash), and the stockholder's holding period for New Common Stock will include the holding period for Old Common Stock exchanged for the New Common Stock if the shares of Old Common Stock were capital assets in the hands of that stockholder.

  The proposed Reverse Split will constitute a reorganization within the meaning of Section 368(a) (1) (E) of the Internal Revenue Code, and we will not recognize any gain or loss as a result of the Reverse Split.

                 <r>THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO EFFECT A REVERSE STOCK SPLIT AND REDUCE THE AUTHORIZED COMMON STOCK.</r>

INDEPENDENT ACCOUNTANTS

                    We appointed Ernst & Young LLP as our independent accountants for the fiscal year ending December 31, 2001. Ernst & Young has served as our independent accountants since September 1999. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions and to make any statements they desire.

                    On September 20, 1999, we dismissed KPMG LLP as our independent accountants. The decision to change independent accountants was made by the Board of Directors, upon the recommendation of the Audit Committee. The reports of KPMG on our financial statements for the fiscal years ended December 31, 1998 and 1997 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our fiscal years ended December 31, 1998 and 1997 and any subsequent interim period, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in their report on the financial statements for such years.

                    On September 24, 1999, we engaged Ernst & Young as our independent public accountants. During our fiscal years ended December 31, 1998 and 1997 and any subsequent interim period prior to Ernst & Young’s engagement, we did not consult Ernst & Young regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, (2) the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Ernst & Young concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (3) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions to that Item) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Audit Fees

                    Ernst & Young has billed us, or will bill us, $90,000, in the aggregate, for professional services rendered by them for the audit of our annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the interim financial statements included in our Forms 10-Q filed during that fiscal year.

All Other Fees

                    Ernst & Young has billed us $70,000, in the aggregate, for services rendered by them for all services other than those covered above under "Audit Fees".

OTHER MATTERS

                <r>As of the date of this notice and proxy statement, we know of no business that will be presented for consideration at the meeting other than the election of one director and approval of the Amendment referred to above. Because we did not receive by February 21, 2001 notice of any matter intended to be raised by a stockholder at the meeting, proxies will be voted in respect of any other matters as may properly come before the meeting in accordance with the recommendation of the Board of Directors or, if no such recommendation is given, in the discretion of the person or persons voting the proxies.</r>

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

                <r>Any proposal of a stockholder intended to be presented at our 2002 annual meeting of stockholders and to be considered for inclusion in our proxy and proxy statement related to the 2002 annual meeting must be received by our Secretary by November 12, 2001.

                    Any proposal of a stockholder intended to be presented at the 2002 annual meeting but not intended to be included in our proxy statement and proxy for that meeting must be received by our

Secretary by January 11, 2002 or that proposal will be considered untimely under the advance notice provisions of our second Amended and Restated Certificate of Incorporation, as amended and our  Amended and Restated By-Laws, as amended (together, the "Charter Documents"). Our proxy for the 2002 annual meeting will grant discretionary authority to the persons named therein to exercise their voting discretion with respect to any proposal received by us after January 11, 2002.</r>

                    Any stockholder wishing to submit a proposal at the 2002 annual meeting must also comply with certain provisions of the Charter Documents. We will provide (without charge) a copy of the Charter Documents to any holder of record of our common stock. Notices regarding stockholder proposals and requests for copies of the Charter Documents should be directed to: Secretary, Point West Capital Corporation, 1700 Montgomery Street, Suite 250, San Francisco, California 94111.

                                                                                                                  By order of the Board of Directors,

                                                                                                                  /s/ John Ward Rotter                                                                                                                          John Ward Rotter                                                                                                                          Secretary

[March 12, 2001]

Appendix A

POINT WEST CAPITAL CORPORATION

Audit Committee Charter

Functions of the Committee

                    The Committee will assist the Board in fulfilling the Board's oversight responsibilities relating to:

1)	accounting for the Company's financial position and results of operations;
2)	approval of transactions with parties affiliated with the Company; and
3)	such other matters as may from time to time be specifically delegated to the Committee by the Board.

                    While the Committee has the powers and responsibilities set forth in this Charter and the Company's Certificate of Incorporation, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and the outside auditor. Likewise, it is not the responsibility of the Committee to conduct investigations, to resolve disputes, if any, between management and the outside auditor or to assure compliance with laws or the Company's corporate compliance program or code of ethics.

Composition of the Committee

                    Requirements. The Committee will consist of at least three Board members. Until June 14, 2001, at least a majority of the members of the Committee shall be independent directors within the meaning of the rules of the NASD applicable to the Company prior to December 14, 1999. On and after June 14, 2001, subject to Rule 4350(d)(2)(B) of the NASD Manual, no member of the Committee may be an officer or employee of the Company or its subsidiaries, and each member of the Committee must be, in the opinion of the Board, free of any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities as an Committee member. In determining independence on and after June 14, 2001, the Board will observe the requirements of Rule 4200(a)(14) of the NASD Manual. Notwithstanding the foregoing, at any time after June 14, 2001 that the Company is filing reports with the SEC under Regulation S-B as a "small business issuer," at least a majority of the members of the Committee shall be "independent" directors within the meaning of Rule 4200(a)(14) of the NASD Manual.

                    On and after June 14, 2001, unless the Company is filing reports with the SEC under Regulation S-B as a "small business issuer," each member of the Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement or must become able to do so with a reasonable period of time after appointment to the Committee.

<r>A-1</r>

                    On and after June 14, 2001, unless the Company is filing reports with the SEC under Regulation S-B as a "small business issuer," at least one member of the Committee must have had past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in that individual's financial sophistication. Such experience may include being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

                    Appointment. The Board will appoint the members of the Committee. The Board will, or will delegate to the members of the Committee the responsibility to, appoint a Chairman of the Committee. The Chairman of the Committee will, in consultation with the other members of the Committee, the Company's outside auditors and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof.

Outside Auditor

                    The outside auditor for the Company is ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor. Alternatively, the Committee and the Board may nominate the outside auditor to be proposed for shareholder approval in any proxy statement.

Financial Oversight Responsibilities of the Committee

                    The Committee will:

1)	Recommend Outside Auditors: Recommend to the Board annually, and at other appropriate times, the firm to be retained as the Company's outside auditors.
2)	Review Independence of Outside Auditors: In connection with recommending the firm to be retained as the Company's outside auditors and at other times it deems appropriate, review the information provided by management and the outside auditors relating to the independence of such firm, including, among other things, information related to the non-audit services provided and expected to be provided by the outside auditors.
The Committee is responsible for (1) ensuring that the outside auditor submits on a periodic basis (and at least annually) to the Committee a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1, a copy of which is attached hereto, (2) actively engaging in dialogue with the outside auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the outside auditor and (3) taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor.
3)	Review Audit Plan: Review with the outside auditors their plans for, and the scope of, their annual audit and other examinations.
4)	Conduct of Audit: Discuss with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.
<r>A-2</r>
5)	Review Audit Results: Review with the outside auditors the report of their annual audit, or proposed report of their annual audit, the accompanying management letter, if any, and the reports or other results of such other examinations outside of the course of the outside auditors' normal audit procedures that the outside auditors may from time to time undertake.
6)	Review Financial Statements: Review with appropriate officers of the Company and the outside auditors the annual and quarterly financial statements of the Company prior to public release thereof. In the alternative, the Chairman of the Audit Committee may review with appropriate officers of the Company and the outside auditors the quarterly financial statements of the Company prior to public release thereof.
7)	Review Internal Audit Plans: At any time that the Company has an internal auditing department, review with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the plans for and the scope of their ongoing audit activities.
8)	Review Internal Audit Reports: At any time that the Company has an internal auditing department, review with the senior internal auditing executive and appropriate members of the staff of the internal auditing department the annual report of the audit activities, examinations and results thereof of the internal auditing department.
9)	Review Systems of Internal Accounting Controls: Review with the outside auditors, the senior internal auditing executive (if any), the General Counsel (if any), and, if and to the extent deemed appropriate by the Chairman of the Committee, members of their respective staffs the adequacy of the Company's internal accounting controls, the Company's financial, auditing and accounting organizations and personnel and the Company's policies and compliance procedures with respect to business practices.
10)	Review Recommendations of Outside Auditors: Review with the senior internal auditing executive (if any) and the appropriate members of the staff of the internal auditing department (if any) recommendations made by the outside auditors and the senior internal auditing executive (if any), as well as such other matters, if any, as such persons or other officers of the Company may desire to bring to the attention of the Committee.
11)	Securities Exchange Act: Obtain assurance from the outside auditor that Section 10A of the Securities Exchange Act has not been implicated.
12)	Review Other Matters: Review such other matters in relation to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above
13)	Board Reports: Report its activities to the Board in such manner and at such times as it deems appropriate.

<r>A-3</r>

Affiliated Transaction Oversight Responsibilities of the Committee

                    The Committee shall review and approve (with the concurrence of a majority of the disinterested directors, if any, of the Company) any transactions (other than compensatory arrangements) between the Company and an affiliate of the Company.

Meetings of the Committee

                    The Committee shall meet at least four times annually, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Committee may request any officer or employee of the Company or the Company's outside legal counsel or outside auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet with management, the outside auditors and others in separate private sessions to discuss any matter that the Committee, management, the outside auditors or such other persons believe should be discussed privately.

Consultants

                    The Committee may retain, at such times and on such terms as the Committee determines in its sole discretion and at the Company's expense, special legal, accounting or other consultants to advise and assist it in complying with its responsibilities as set forth herein.

Annual Report

                    The Committee will prepare, with the assistance of management, the outside auditors and outside legal counsel, a report for inclusion in the Company's proxy or information statement relating to each annual meeting of security holders at which directors are to be elected and held after December 15, 2000 that complies with the requirements of the federal securities laws.

Annual Review of Charter

                    The Committee will review and reassess, with the assistance of management, the outside auditors and outside legal counsel, the adequacy of the Committee's charter at least annually.

<r>A-4</r>

<r>

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

POINT WEST CAPITAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS April 26, 2001

        The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2000 of POINT WEST CAPITAL CORPORATION (the "Company") and hereby appoints John Ward Rotter, Bradley N. Rotter and Alan B. Perper, and each of them, attorneys and proxies, with full power of substitution and resubstitution, to vote all shares of common stock of the Company held of record by the undersigned at the close of business on March 5, 2001, at the annual meeting of stockholders of the Company to be held at 9:00 a.m. on April 26, 2001, and at any postponement or adjournment thereof, as follows:

(Continued and to be signed on the reverse side)

If this proxy is properly executed, the shares represented hereby will be voted in the manner directed and, in the                              Please mark
absence of direction as to the manner of voting, will be voted FOR the election as director of the nominee listed and                        your votes    [__]
FOR the proposal to amend the Company's Second Amended and Restated Certificate of Incorporation, as amended,                     as indicated
to effect a reverse stock split and reduce the authorized common stock as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement.

                                                                                                                                                                                    FOR             AGAINST             ABSTAIN
1. ELECTION OF DIRECTOR:                                      2.     Proposal to amend our Second Amended and
AUTHORITY TO            WITHHOLD                                     Restated Certificate of Incorporation, as amended      [__]                  [__]                       [__]
    VOTE FOR                authority to                                      to effect a reverse stock split and reduce the
   the nominee               vote for the                                     authorized common stock.
  listed below.                  nominee
                                     listed below.

    [__]                                 [__]                                     3.     As recommended by the Board of Directors, or if no
                                                                                                such recommendation is given in their discretion, to
                                                                                                vote upon such other business as may properly come
                                                                                                before said meeting or any postponement or
                                                                                                adjournment thereof

Nominee: John Ward Rotter

                                                                                                                                                                                                                             I plan to attend
                                                                                                                                                                                                                                 the meeting.
                                                                                                                                                                                                                                     [__]

                                                                                                                                                                       STOCKHOLDERS ARE URGED TO MARK, DATE,
                                                                                                                                                                       SIGN AND RETURN THIS PROXY PROMPTLY IN
                                                                                                                                                                       THE ENVELOPE PROVIDED, WHICH REQUIRES
                                                                                                                                                                       NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature(s)                                                                                                                                                                   Date:

Please date this proxy and sign exactly as name(s) appears above and return signed proxy in enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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